EXHIBIT 10.1

Executive Officer	2005 Cash Bonus	2005 Bonus Shares	2006 Base Salary	2006 Target Bonus (% of Base Salary)[1]	2006 Stock Option Award Shares
Geoffrey F. Cox, Ph.D. Chairman of the Board, President and Chief Executive Officer	$43,854	90,923	$436,800	40%	90,000
John B. Green Senior Vice President, Chief Financial Officer and Treasurer	$23,221	41,821	$280,800	30%	35,000
Gregory F. Liposky Senior Vice President, Operations	$22,179	39,257	$265,200	30%	50,000
Harry M. Meade, Ph.D. Senior Vice President, Research and Development	$22,694	40,664	$273,520	30%	50,000
Daniel S. Woloshen Senior Vice President and General Counsel	$20,474	34,715	$238,160	30%	25,000

1  The target bonus opportunity can be exceeded by up to 20% of the target if GTC achieves exceptional corporate performance, as determined by the Compensation Committee, and the individual achieves high individual performance. For example, an executive with a target bonus of 30% could receive a bonus of as much as 36% of base salary.